                                                                     EXHIBIT 2.1




--------------------------------------------------------------------------------

                               PURCHASE AGREEMENT



                                  BY AND AMONG



           FORMUS COMMUNICATIONS, INC. AND FORMUS INTERNATIONAL, INC.

                                       AND

                                  VELOCOM INC.


                          DATED AS OF AUGUST 20, 1999

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


                                TABLE OF CONTENTS


ARTICLE 1. CERTAIN DEFINITIONS....................................................................................3


ARTICLE 2. PURCHASE AND SALE......................................................................................8

   Section 2.1 Purchase and Sale. ................................................................................8
   Section 2.2 Purchase Price ....................................................................................8
   Section 2.3 Closing; Delivery and Payment. ....................................................................8

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PARENT............................................8

   Section 3.1 Organization and Standing. ........................................................................8
   Section 3.2 Capitalization of the Companies ...................................................................9
   Section 3.3 Ownership; Shareholder Agreements. ...............................................................10
   Section 3.4 Authority ........................................................................................10
   Section 3.5 Financial Statements. ............................................................................11
   Section 3.6 Material Changes. ................................................................................11
   Section 3.7 Title to Assets and Properties ...................................................................12
   Section 3.8 Real Property and Leases .........................................................................12
   Section 3.9 The Licenses .....................................................................................12
   Section 3.10 The License Applications ........................................................................13
   Section 3.11 Insurance .......................................................................................13
   Section 3.12 Compliance with Law. ............................................................................14
   Section 3.13 Liabilities .....................................................................................14
   Section 3.14 Taxes ...........................................................................................15
   Section 3.15 Disputes. .......................................................................................15
   Section 3.16 Contracts. ......................................................................................15
   Section 3.17 Debt Obligations and Commitments. ...............................................................16
   Section 3.18 Brokers and Finders. ............................................................................17
   Section 3.19 Collective Bargaining Agreements, Employment Agreements and Employee Relations ..................17
   Section 3.20 Employee Benefits ...............................................................................17
   Section 3.21 Trademarks, Patents, Trade Names, etc ...........................................................18
   Section 3.22 Consents ........................................................................................18
   Section 3.23 Recordkeeping Compliance ........................................................................18
   Section 3.24 Condition of the Companies; Operation of Business in the Ordinary Course ........................18
   Section 3.25 No Pending Transactions .........................................................................19
   Section 3.26 Y2K Compliance ..................................................................................19
   Section 3.27 Subsidiaries ....................................................................................19
   Section 3.28 Foreign Corrupt Practices Act ...................................................................19

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER...........................................................20

   Section 4.1 Representations and Warranties Contained in the Subscription Agreement ...........................20

ARTICLE 5. CERTAIN COVENANTS AND AGREEMENTS OF THE SELLER, THE PARENT AND THE BUYER..............................20

   Section 5.1 Access and Information. ..........................................................................20
   Section 5.2 Conduct of Business. .............................................................................20
   Section 5.3 Expenses .........................................................................................22
   Section 5.4 Stamp Taxes, Duties, Etc. ........................................................................22
   Section 5.5 Reasonable Efforts. ..............................................................................22
   Section 5.6 Certain Notifications. ...........................................................................22
   Section 5.7 Acquisition Proposals. ...........................................................................23

                                        i

   Section 5.8 Continued Assistance. ............................................................................23
   Section 5.9 The Seller's and the Parent's Covenants Not to Compete ...........................................23
   Section 5.10 Revised Schedules ...............................................................................24
   Section 5.11 Company Funding .................................................................................24

ARTICLE 6. CONDITIONS TO THE PURCHASE AND SALE...................................................................25

   Section 6.1 Conditions to the Purchase and Sale Relating to the Buyer ........................................25
   Section 6.2 Conditions to the Purchase and Sale Relating to the Seller.  .....................................26

ARTICLE 7. AMENDMENT AND WAIVER..................................................................................27

   Section 7.1 Amendment and Modification. ......................................................................27
   Section 7.2 Waiver. ..........................................................................................27

ARTICLE 8. TERMINATION...........................................................................................28

   Section 8.1 Grounds for Termination. .........................................................................28
   Section 8.2 Effect of Termination. ...........................................................................28
   Section 8.3 Return of Information. ...........................................................................28

ARTICLE 9. INDEMNIFICATION.......................................................................................28

   Section 9.1 Indemnification by the Seller ....................................................................28
   Section 9.2 Indemnification by the Buyer. ....................................................................29
   Section 9.3 Claims. ..........................................................................................29
   Section 9.4 Third Party Claims ...............................................................................29

ARTICLE 10.  MISCELLANEOUS.......................................................................................30

   Section 10.1 Survival ........................................................................................30
   Section 10.2 Public Disclosure. ..............................................................................31
   Section 10.3 Assignment. .....................................................................................31
   Section 10.4 Entire Agreement. ...............................................................................31
   Section 10.5 Counterparts; Facsimile. ........................................................................31
   Section 10.6 Section Headings. ...............................................................................31
   Section 10.7 Notices. ........................................................................................31
   Section 10.8 Governing Law. ..................................................................................33
   Section 10.9 Consent to Arbitration ..........................................................................33
   Section 10.10 Waiver of Jury Trial ...........................................................................34
   Section 10.11 Illegality .....................................................................................34
   Section 10.12 Knowledge. .....................................................................................35
   Section 10.13 No Third Party Beneficiaries. ..................................................................35
   Section 10.14 Construction and Representation by Counsel. ....................................................35
   Section 10.15 English Language Controlling ...................................................................35

                                    EXHIBITS

Exhibit A                Subscription Agreement
Exhibit B                Investors Agreement
Exhibit C                Technical Assistance Agreement

                                    SCHEDULES

Schedule 1               Individual Interests
Schedule 3.2(a)          Capitalization of the Companies
Schedule 3.2(b)          Constituent Documents
Schedule 3.2(c)          Capital Contributions
Schedule 3.3(a)          Ownership of the Companies; Legal Requirements for Transfer
Schedule 3.3(b)          Shareholders Agreements and Limited Liability Company Agreements
Schedule 3.4(b)          Legal Requirements Relating to Ownership of Shares
Schedule 3.5             Financial Statements
Schedule 3.7(b)          Personal Property Ownership and Leases
Schedule 3.8             Real Property Leases
Schedule 3.9             Licenses
Schedule 3.10(a)         License Applications
Schedule 3.10(b)         Legal Requirements Related to License Applications
Schedule 3.11            Insurance
Schedule 3.12(b)         Permits
Schedule 3.16(a)         Contracts
Schedule 3.16(b)         Defaults by Other Parties
Schedule 3.16(c)         Covenants not to Compete
Schedule 3.16(e)         Related Party Agreements
Schedule 3.17(b)         Legal Representatives
Schedule 3.19            Employment Matters
Schedule 3.21            Intellectual Property
Schedule 3.22            Consents
Schedule 3.23            Books and Records
Schedule 3.25            Pending Transactions
Schedule 3.27            Subsidiaries

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT, dated as of August 20, 1999 (this "Agreement"), by and among Formus Communications, Inc., a Delaware corporation (the "Parent") and Formus International, Inc., a Delaware corporation (the "Seller") and VeloCom Inc., a Delaware corporation (the "Buyer").


                                    RECITALS

         WHEREAS, the Parent owns all of the outstanding equity interests in the Seller;

         WHEREAS, the Seller is the sole member of, and owns all of the outstanding equity interests in, Formus Communications - Latin America, LLC, a Colorado limited liability company ("Formus LA");

         WHEREAS, Formus LA is the sole member of, and owns all of the outstanding equity interests in, (i) Formus Communications - Argentina, LLC, a Colorado limited liability company ("Argentina LLC"); (ii) Formus Communications
- Bolivia, LLC, a Colorado limited liability company ("Bolivia LLC"); (iii) Formus Communications - Chile, LLC, a Colorado limited liability company ("Chile LLC"); (iv) Formus Communications - Colombia LLC, a Colorado limited liability company ("Colombia LLC"); (v) Formus Communications - Peru, LLC, a Colorado limited liability company ("Peru LLC"); and (vi) Formus Communications - Venezuela, LLC, a Colorado limited liability company ("Venezuela LLC");

         WHEREAS, Formus LA owns (i) approximately 99.9% of the outstanding equity interests in Formus S.A., an Argentine sociedad anonima ("Argentina SA");
(ii) 1% of the outstanding equity interests in Formus Bolivia S.A., a Bolivian sociedad anonima ("Bolivia SA"); (iii) approximately 0.1% of the outstanding equity interests in Formus Comunicaciones de Chile Limitada, a Chilean sociedad de responsibilidad limitada ("Chile SRL"); and (iv) approximately 0.1% of the outstanding equity interests in Formus Peru S.A., a Peruvian sociedad anonima ("Peru SA");

         WHEREAS, Argentina LLC owns 27.93% of the outstanding equity interests in Telelatina Management Company LLC, a Delaware limited liability company ("TMC");

         WHEREAS, (i) Bolivia LLC owns 98% of the outstanding equity interests in Bolivia SA; (ii) Chile LLC owns 99.9% of the outstanding equity interests in Chile SRL; (iii) Colombia LLC owns 1% of the outstanding equity interests in Bolivia SA and 97.5% of the outstanding equity interests in Formus Colombia S.A. E.S.P., a Colombian sociedad anonima ("Colombia SA"); (iv) Peru LLC owns approximately 99.9% of the outstanding equity interest in Peru SA; and (v) Venezuela LLC owns 100% of the outstanding equity interests in Telecommunicaciones Interactivas de Venezuela C.A., a Venezuelan compania anonima ("Venezuela CA");

         WHEREAS, the Seller has certain rights to direct the transfer of (i) the 2.5% of the outstanding equity interests of Colombia SA currently held by the certain individuals set forth on Schedule 1; and (ii) the approximately 0.1% of the outstanding equity interests of Argentina SA currently held by the individual set forth on Schedule 1 (the interests described in (i) and (ii) are referred to in this Agreement as the "Individual Interests");

         WHEREAS, the Seller is a party to that certain Memorandum de Entendimiento dated March 13, 1998 between the Seller and El Pais Division Multimedia (the "Uruguay MOU") and has all of the rights and obligations set forth in the Uruguay MOU;

         WHEREAS, the Seller is a party to that certain Memorandum of Understanding dated May 20, 1998 between Felipe Lopez Caballero, a citizen and resident of Colombia, and the Seller (the "Colombia MOU");

         WHEREAS, the Seller desires to (i) contribute its entire ownership interests in Formus LA; (ii) assign all of its rights and obligations under the Uruguay MOU and the Colombia MOU; (iii) cause the contribution of the Individual Interests (the items described in (i), (ii) and (iii) are referred to in this Agreement as the "Investments," which as of the date hereof have an aggregate value of US$6,010,719.50 (as adjusted, the ""Investment Contribution")); and
(iv) contribute US$21,588,280.50 (as adjusted, the "Cash Contribution"), to the Buyer in exchange for the issuance by the Buyer of 1,574,803 shares of common stock of the Buyer, par value US$.01 per share (the "Common Shares"), and 7,866,333 shares of Class A Preferred Stock of the Buyer, par value US $.01 per share (the "Preferred Shares") to the Parent pursuant to the terms of a Subscription Agreement between the Buyer and the Parent dated as of the date hereof and attached hereto as Exhibit A (the "Subscription Agreement");

         WHEREAS, the Buyer desires to acquire and receive the Investments and the Cash Contribution from the Seller and the Parent pursuant to the terms and conditions of this Agreement and the Subscription Agreement;

         WHEREAS, the Seller and its Affiliates have completed a restructuring which involved the transfer of certain direct and indirect interests in the License Holding Companies (the "Restructuring");

         NOW, THEREFORE, in consideration of the representations, warranties and agreements contained herein and for such other good and valuable consideration, receipt of which is hereby acknowledged by the parties, the parties hereto agree as follows:

                                   AGREEMENTS

                                   ARTICLE 1.
                               CERTAIN DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article 1 or elsewhere in this Agreement, including in the Schedules (such terms to be equally applicable to the singular and plural forms thereof).

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person; for purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" shall mean this Agreement, the Exhibits and Schedules attached hereto as amended from time to time in accordance with the terms set forth herein.

         "Argentina LLC" shall have the meaning set forth in the Recitals.

         "Argentina SA" shall have the meaning set forth in the Recitals.

         "Argentine Pesos" or "A$" shall mean the lawful currency of the Republic of Argentina.

         "Bolivanos" or "sB$" shall mean the lawful currency of Bolivia.

         "Bolivars" or "B$" shall mean the lawful currency of the Republic of Venezuela.

         "Bolivia LLC" shall have the meaning set forth in the Recitals.

         "Bolivia SA" shall have the meaning set forth in the Recitals.

         "Business Day" shall mean any day other than a Saturday, Sunday or day on which commercial banks in Denver, Colorado, are authorized or required by Law to be closed.

         "Buyer" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Cash Contribution" shall have the meaning set forth in the Recitals.

         "Chile LLC" shall have the meaning set forth in the Recitals.

         "Chile SRL" shall have the meaning set forth in the Recitals.

         "Chilean Peso" or "CH$" shall mean the lawful currency of the Republic of Chile.

         "Closing" shall have the meaning set forth in Section 2.3 of this Agreement.

         "Closing Date" shall have the meaning set forth in Section 2.3 of this Agreement.

         "Colombia LLC" shall have the meaning set forth in the Recitals.

         "Colombia MOU" shall have the meaning set forth in the Recitals.

         "Colombia SA" shall have the meaning set forth in the Recitals.

         "Colombian Pesos" or "C$" shall mean the lawful currency of the Republic of Colombia.

         "Common Shares" shall have the meaning set forth in the Recitals.

         "Companies" shall mean the US LLCs, the License Holding Companies and TMC.

         "Consent" shall have the meaning set forth in Section 3.22 of this Agreement.

         "Contracts" shall mean any and all oral or written contracts, agreements, obligations, franchises, warranties, guaranties, undertakings, commitments, understandings, arrangements, leases, licenses, registrations, easements, rights-of-way, mortgages, bonds, notes and other instruments and obligations and interests therein or rights thereunder, excluding any Permits in each case which are material to the business of the Parent, the Seller or any Company, as the case may be.

         "Damages" shall have the meaning set forth in Section 9.1 of this Agreement.

         "Deductible" shall have the meaning set forth in Section 9.1 of this Agreement.

         "Dispute" shall have the meaning set forth in Section 10.9(a) of this Agreement.

         "Dollar" or "US$" shall mean the lawful currency of the United States of America.

         "Encumbrances" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Environmental Laws" shall mean any Laws or Legal Requirements relating to human health and safety, pollution, protection or cleanup of the environment (including, but not limited to, ambient air, surface water, groundwater, land surface or subsurface strata and flora or fauna) and such other Laws or Legal Requirements relating to the release, containment, removal, remediation, response, cleanup or abatement of any sort of chemical or hazardous substance.

         "Financial Statements" shall have the meaning set forth in Section 3.5 of this Agreement.

         "Foreign Corrupt Practices Act" shall mean the Foreign Corrupt Practices Act of the United States of America (15 U.S.C.A. Section 78dd) and any successor statute or legislation.

         "Foreign Official" means (i) an officer or employee of the government of the Republic of Argentina, Bolivia, the Republic of Chile, the Republic of Colombia, the Republic of Peru or the Republic of Venezuela or any political subdivision, department, agency or instrumentality thereof; (ii) a Person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality; (iii) a member or official of a political party in the Republic of Argentina, Bolivia, the Republic of Chile, the Republic of Colombia, the Republic of Peru or the Republic of Venezuela; (iv) a candidate for political office in the Republic of Argentina, Bolivia, the Republic of Chile, the Republic of Colombia, the Republic of Peru or the Republic of Venezuela or (v) any other meanings or interpretations given to the term under the Foreign Corrupt Practices Act as it applies to any of the Companies.

         "Formus LA" shall have the meaning set forth in the Recitals.

         "GAAP" shall mean generally accepted accounting principles then in effect in the relevant jurisdiction.

         "ICC" shall have the meaning set forth in Section 10.9(b) of this Agreement.

         "ICC Rules" shall have the meaning set forth in Section 10.9(b) of this Agreement.

         "Indemnifiable Claims" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Indemnified Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Indemnifying Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Individual Interests" shall have the meaning set forth in the Recitals.

         "Investment Contribution" shall have the meaning set forth in the Recitals.

         "Investments" shall have the meaning set forth in the Recitals.

         "Investors Agreement" shall have the meaning set forth in Section 6.1(l) of this Agreement.

         "Judgments" shall mean any and all judgments, orders, directives, rulings, decisions, injunctions, decrees or awards of any federal, state, municipal, departmental or foreign court, arbitrator or administrative or governmental authority, bureau or agency, acting in a judicial capacity.

         "Latin America" shall mean the countries of Belize, Guatemala, Honduras, El Salvador, Nicaragua, Costa Rica, Panama, Mexico, Venezuela, Guyana, French Guyana, Suriname, Colombia, Peru, Brazil, Bolivia, Argentina, Uruguay, Paraguay and Chile, but shall not include Ecuador.

         "Laws" shall mean all laws (whether statutory or otherwise), rules and regulations of all governmental, judicial, legislative, executive, administrative or regulatory authorities (federal, state, municipal, departmental, foreign or otherwise).

         "Legal Requirements" shall mean any and all applicable (i) Permits,
(ii) Laws, (iii) Judgments, and (iv) contracts with any federal, state, municipal or departmental or foreign court, arbitrator or administrative or governmental authority, bureau or agency relating to compliance with matters described in (ii) and (iii) above.

         "Liabilities" shall have the meaning set forth in Section 3.13 of this Agreement.

         "License Applications" shall have the meaning set forth in Section 3.10 of this Agreement.

         "License Breach" shall have the meaning set forth in Section 9.1(b)(i) of this Agreement.

         "License Holding Companies" shall mean Argentina SA, Bolivia SA, Chile SRL, Colombia SA, Peru SA and Venezuela CA.

         "Licenses" shall have the meaning set forth in Section 3.9 of this Agreement.

         "New Soles" or "NS$" shall mean the lawful currency of the Republic of Peru.

         "Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Permits" shall mean any and all permits, authorizations, approvals, registrations, waivers, variances and licenses (i) under any (x) Laws or (y) Judgments with any federal, state, municipal or departmental court, arbitrator or administrative or governmental authority, bureau or agency relating to compliance with the matters described in (x) above or (ii) granted by any federal, state, municipal or departmental administrative or governmental authority, bureau or agency (whether domestic or foreign).

         "Permitted Encumbrances" shall mean undetermined or inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed and of which written notice has not been served pursuant to Law or which relate to obligations not overdue or delinquent, minor imperfections in title, if any, not material in nature and which, individually and in the aggregate, do not materially interfere with or affect the conduct of any Companies' businesses or the use or value of the Investments.

         "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other similar entity or any government or political subdivision or any agency, department or instrumentality thereof.

         "Peru LLC" shall have the meaning set forth in the Recitals.

         "Peru SA" shall have the meaning set forth in the Recitals.

         "Plan" shall have the meaning set forth in Section 3.20(a) of this Agreement.

         "Preferred Shares" shall have the meaning set forth in the Recitals.

         "Related Party Agreements" shall have the meaning set forth in Section 3.16(e) of this Agreement.

         "Restructuring" shall have the meaning set forth in the Recitals.

         "Seller" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Shares" shall mean the Common Shares and the Preferred Shares.

         "Subscription Agreement" shall have the meaning set forth in the Recitals.

         "Tax" and "Taxes" shall mean (i) all taxes, assessments, levies, imports, duties, license fees, registration fees or other similar governmental charges including, without limitation, income taxes, franchise taxes, transfer taxes or fees, value added taxes, sales taxes, excise taxes, ad valorem taxes, withholding taxes, minimum taxes and social security or other employee-related taxes and (ii) any interest, penalties or additions to tax imposed on a tax described in clause (i) hereof imposed by any federal, state, municipal, departmental or foreign governmental agency or political subdivision.

         "Technical Assistance Agreement" shall have the meaning set forth in
Section 6.1(n) of this Agreement.

         "Telecommunications Opportunities" shall mean any and all business or investment opportunities involving the provision of telecommunications services, including, but not limited to, data, voice or video transmission, internet access or any other telecommunications service using wireless, LMDS or broadband technology.

         "Third Party Claims" shall have the meaning set forth in Section 9.4 of this Agreement.

         "TMC" shall have the meaning set forth in the Recitals.

         "Trademark Rights" shall have the meaning set forth in Section 3.21 of this Agreement.

         "Transaction Documents" shall mean this Agreement, the Subscription Agreement and the Investors Agreement.

         "Uruguay MOU" shall have the meaning set forth in the Recitals.

         "US LLCs" shall mean Formus LA, Argentina LLC, Bolivia LLC, Chile LLC, Colombia LLC, Peru LLC and Venezuela LLC.

         "Venezuela CA" shall have the meaning set forth in the Recitals.

         "Venezuela LLC" shall have the meaning set forth in the Recitals.


                                   ARTICLE 2.
                                PURCHASE AND SALE

         SECTION 2.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, assign, transfer, convey and deliver or, to cause the sale, assignment, transfer, conveyance and delivery, to the Buyer, and the Buyer agrees to take delivery of, the Investments and the Cash Contribution and all of the Seller's, the Parent's and the individuals who own the Individual Interests' rights, privileges and preferences relating to the Investments and the Cash Contribution for the consideration specified in Section
2.2 of this Agreement free and clear of any mortgage, imperfection of title, lien, pledge, option, security interest, claim, charge or other encumbrance of any kind whatsoever (collectively, "Encumbrances").

         SECTION 2.2 PURCHASE PRICE. In consideration of the sale of the Investments and the delivery of the Cash Contribution to the Buyer, the Buyer shall issue the Shares to the Seller in accordance with the terms and conditions of this Agreement and the Subscription Agreement.

         SECTION 2.3 CLOSING; DELIVERY AND PAYMENT. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holland & Hart LLP, 555 17th Street, Denver, CO 80220 on the later of (i) August 31, 1999, or (ii) the date that is five (5) Business Days after the date that all of the approvals, consents and other conditions set forth in Sections 6.1 and 6.2 of this Agreement have been obtained, satisfied or waived or at such other time or place as may be mutually agreed in writing by the Buyer and the Seller (the "Closing Date").

                                   ARTICLE 3.
           REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PARENT

         The Seller and the Parent, jointly and severally, hereby represent and warrant to the Buyer as follows:

         SECTION 3.1 ORGANIZATION AND STANDING.

                  (a) Each of the US LLCs is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Colorado, United States of America and has all requisite corporate power and authority to conduct lawfully its present businesses.

                  (b) TMC is a limited liability company duly formed under the laws of the State of Delaware, United States of America, and is validly existing and in good standing under the laws of the State of Delaware, United States of America and has all requisite corporate power and authority to conduct lawfully its present business. TMC has established a duly authorized branch in the Republic of Argentina and is licensed and in good standing to conduct business in the Republic of Argentina.

                  (c) Argentina SA is a sociedad anonima duly formed and organized under the laws of the Republic of Argentina and is validly existing and in good standing under the laws of the Republic of Argentina and has all requisite corporate power and authority to conduct lawfully its present businesses.

                  (d) Bolivia SA is a sociedad anonima duly formed and organized under the laws of Bolivia and is validly existing and in good standing under the laws of Bolivia and has all requisite corporate power and authority to conduct lawfully its present businesses.

                  (e) Chile SRL is a sociedad de responsibilidad limitada duly formed and organized under the laws of the Republic of Chile and is validly existing and in good standing under the laws of the Republic of Chile and has all requisite corporate power and authority to conduct lawfully its present businesses.

                  (f) Colombia SA is a sociedad anonima duly formed and organized under the laws of the Republic of Colombia, and is validly existing and in good standing under the laws of the Republic of Colombia and has all requisite corporate power and authority to conduct lawfully its present businesses.

                  (g) Peru SA is a sociedad anonima duly formed and organized under the laws of the Republic of Peru and is validly existing and in good standing under the laws of the Republic of Peru and has all requisite corporate power and authority to conduct lawfully its present businesses.

                  (h) Venezuela CA is a compania anonima duly formed and organized under the laws of the Republic of Venezuela and is validly existing and in good standing under the laws of the Republic of Venezuela and has all requisite corporate power and authority to conduct lawfully its present businesses.

         SECTION 3.2 CAPITALIZATION OF THE COMPANIES.

                  (a) Schedule 3.2(a) sets forth the outstanding capital of each Company, the number of each Company's authorized and issued shares and their nominal value or a description of other equity interests as applicable. All of the shares or membership interests of each Company have been duly authorized, validly issued and are fully paid and non-assessable. No Company has any other shares or other equity interests of any kind authorized or outstanding, any outstanding securities convertible into or exchangeable for or carrying the right to acquire any equity security of such Company or any outstanding options, warrants or other agreements or commitments under which such Company is obligated to issue any additional shares or other equity interests. None of the shares or other equity interests of any Company that are owned by the Seller, the Parent, Formus LA, any other Company, or any of the individuals set forth on Schedule 1 are subject to any Encumbrances.

                  (b) The Seller has delivered to the Buyer true and complete copies of the constituent documents of each of the Companies, as listed on
Schedule 3.2(b).

                  (c) Schedule 3.2(c) sets forth the capital contributions made by the Seller, the Parent, Formus LA or any other Company to each of the Companies as of August 12, 1999.

         SECTION 3.3 OWNERSHIP; SHAREHOLDER AGREEMENTS.

                  (a) Schedule 3.3(a) sets forth a true and correct list of the shareholders or other holder of equity of each Company, the number of shares or other equity interests owned by such holders and the percentage ownership represented by each such holding. Each of the Seller, the Parent, Formus LA, the other Companies and the individuals set forth on Schedule 1 has full ownership of all of the shares or other equity interests identified on Schedule 3.3(a) as being held by them. Title to all of the Investments shall pass to the Buyer, free and clear of all Encumbrances, upon the delivery of such Investments and compliance with the Legal Requirements set forth on Schedule 3.3(a) at the Closing. Each of the Seller, the Parent, Formus LA and the individuals set forth on Schedule 1, as the case may be, shall notify each Company of the transfer of such Investments in writing.

                  (b) Schedule 3.3(b) sets forth a true and complete list of (i) all shareholders agreements, limited liability company agreements or other agreements in respect of or relating to the equity interests in the Companies to which any of the Parent, the Seller or the Companies is a party, and (ii) all Contracts relating to the purchase, sale, transfer or other disposition of any securities or equity interests of any of the Companies to which any of the Parent, the Seller or the Companies is a party.

         SECTION 3.4 AUTHORITY.

                  (a) Each of the Seller and the Parent has full power, right and authority to execute the Transaction Documents and to perform all of its obligations thereunder. The execution and delivery of the Transaction Documents by each of the Seller and the Parent has been, and the consummation by each of the Seller and the Parent of the transactions contemplated thereby will, by the Closing have been, duly authorized by all necessary corporate action of each of the Seller and the Parent. This Agreement and the Subscription Agreement have been, and, as of the Closing Date, the rest of the Transaction Documents will have been, duly and validly executed and delivered by each of the Seller and the Parent and constitute the legal, valid, binding and enforceable obligation of each of the Seller and the Parent subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance by each of the Seller and the Parent of the Transaction Documents and the consummation of the transactions contemplated thereby will not (i) conflict with or violate, in any material respect, any Contracts or Permits to which the Seller, the Parent or the Companies are a party or bound and, in particular, will not cause prepayment of any banking or other indebtedness of any of the Companies and will not otherwise give any other Person the right to accelerate, renegotiate or terminate or receive any payment from any of the Companies and will not constitute a default, event of default or an event which with the passage of time or lack of notice, or both, would constitute a default or event of default under such Contract, (ii) conflict with or violate any provision of any applicable Legal Requirement to which the Seller, the Parent or the Companies is subject, (iii) conflict with or violate any Judgment applicable to the Seller, the Parent or the Companies, (iv) result in the creation of any Encumbrance upon any of the Investments, or (v) conflict with, or result in a breach or default under, any term or condition of the constituent documents of the Companies.

                  (b) The Seller, the Parent, the individuals set forth on
Schedule 1 and all the relevant Companies have all requisite consents and approvals of all necessary governmental authorities to own the shares or other equity interests in each of the Companies. Except as described on Schedule 3.4(b), the Seller, the Parent, the individuals set forth on Schedule 1 and all relevant Companies have complied with all Legal Requirements in connection with their ownership of the shares or other equity interests in the Companies.

         SECTION 3.5 FINANCIAL STATEMENTS. The Seller and the Parent have delivered to the Buyer the audited and unaudited financial statements of each of the Companies and the related income statement and retained earnings statements listed on Schedule 3.5 (such financial statements are hereinafter referred to as the "Financial Statements"). Except as may be otherwise noted therein, each of the Financial Statements present fairly, in all material respects and in accordance with GAAP, the financial position of the applicable Company as of the date set forth therein and the results of operations of the applicable Company for the fiscal period set forth therein, except that the unaudited Financial Statements (i) do not have all footnotes required by GAAP and (ii) are subject to normal, year-end adjustments.

         SECTION 3.6 MATERIAL CHANGES.

                  (a) Except as set forth in the Financial Statements, since the date of the latest respective Financial Statements and except in connection with the Restructuring (i) there have been no changes in the business, operations, assets or liabilities of any of the Companies which, individually or in the aggregate, has had or would be reasonably likely to have, a material adverse affect on the business, operations, assets, prospects or condition (financial or otherwise) of any of the Companies; (ii) none of the Companies have made or declared any dividend or declared, made or paid any other distribution in respect of its capital stock; (iii) none of the Companies have suffered any casualty which resulted in any material damage, destruction or loss

(whether or not covered by insurance); (iv) none of the Seller, the Parent, the individuals set forth on Schedule 1 or any Company has engaged in any transaction which, if engaged in during the period from the date hereof to the Closing, would violate the covenants of the Seller and the Parent set forth in
Section 5.2 of this Agreement; and (v) no Company has suffered any strike or other work stoppage.

         SECTION 3.7 TITLE TO ASSETS AND PROPERTIES.

                  (a) Each Company has (i) with respect to real property which is leased and used by it in its business, valid and subsisting leasehold interests and (ii) with respect to the owned or leased personal property and assets used by it in its business, good title or valid leasehold interests, in each instance, free and clear of any Encumbrances, except Permitted Encumbrances or any Encumbrances reflected in the Financial Statements.

                  (b) Schedule 3.7(b) sets forth a list of all tangible personal property owned or leased by each Company having a value in excess of US$50,000.

         SECTION 3.8 REAL PROPERTY AND LEASES. Schedule 3.8 sets forth a list of all leasehold interests of real property of each Company except for cell site leases executed in the ordinary course of business. Except as set forth on
Schedule 3.8, all leases and subleases listed therein are in full force and effect and no Company is in default in any material respect under any of such leases or subleases.

         SECTION 3.9 THE LICENSES

                  (a) Schedule 3.9 sets forth a complete list of all of the telecommunications licenses held by the Companies (the "Licenses"). Each of the Licenses listed in Schedule 3.9 was duly authorized, granted and delivered by the appropriate governmental entity or any instrumentality thereof to the Company identified in Schedule 3.9 as holding such License and recorded with the appropriate governmental entity in accordance with all applicable Legal Requirements. Each of the Licenses is held by the Company identified in Schedule
3.9 as holding such License free and clear of any Encumbrance or other attachments and duties of any kind, except as set forth in the relevant License. Each Company holds all Permits necessary for the holding of each of the Licenses held by such Company and the operation of its business. There are no restrictions or limitations on the use of the rights granted by the Licenses except for those expressly set forth in each of the Permits, Licenses, and applicable Law.

                  (b) Except as set forth on Schedule 3.9, since the award of the Licenses, each Company holding such a License has complied in all material respects with the terms and conditions of the License held by it (including any required build-out deadlines and notice or filing obligations) and has made all necessary payments required to be made thereunder. To the knowledge of the Seller and the Parent, no facts or circumstances involving the Seller, the Parent or the Companies exist which would result in any of the Licenses being revoked, adversely modified, suspended or terminated by any governmental entity or any instrumentality thereof.

The Seller and the Parent have no reason to believe that the Licenses will not be renewed in the ordinary course. None of the transactions contemplated hereby or referred to in this Agreement, nor any transactions in connection with the Restructuring will result or has resulted in the termination or revocation of any License.

                  (c) As of the date hereof, neither the Seller's and its Affiliates ownership interest in each of TMC and Argentina SA nor any of the agreements entered into among TMC and Argentina SA or other third parties would
(i) result in any of the Licenses being revoked, adversely modified, suspended or terminated by any governmental entity or any instrumentality thereof or (ii) cause any fines, fees or penalties to be applied to TMC, Argentina SA or any third party.

         SECTION 3.10 THE LICENSE APPLICATIONS.

                  (a) Schedule 3.10(a) sets forth a complete list of all of the telecommunications Licenses applied for by the Companies (the "License Applications"). Each of the License Applications listed in Schedule 3.10(a) was duly filed with the appropriate governmental entity or an instrumentality thereof by the Company identified in Schedule 3.10(a) as having filed such License Application. Each Company holds all Permits necessary for the filing and holding of each of the License Applications filed by such Company. To the knowledge of the Seller and the Parent, there will be no restrictions or limitations on the use of the rights granted by any License awarded to any of the Companies based on the License Applications filed by the Companies except for those expressly set forth in Schedule 3.10(a).

                  (b) Except as set forth on Schedule 3.10(b), each Company filing a License Application has complied in all material respects with the application requirements issued by the appropriate governmental entities or instrumentalities thereof and has made all necessary payments in connection therewith. To the knowledge of the Seller and the Parent, no facts or circumstances involving the Seller, the Parent or the Companies exist which would result in any of the License Applications being rejected, adversely modified, suspended or terminated by any governmental entity or any instrumentality thereof, except that no representation is made herein regarding any potential effects of the actions of competitors of the Companies or the possibility that any License Application will be rejected in favor of an application filed by a competitor. None of (i) the transactions contemplated hereby or referred to in this Agreement or (ii) the transactions conducted in connection with the Restructuring will result or has resulted in the termination or revocation of any License Application.

         SECTION 3.11 INSURANCE.

                  (a) Schedule 3.11 contains a true and complete list of the material insurance policies that insure the assets or operations of the Companies. All premiums in respect of insurance policies that are due have been paid to date and are in full force and effect.

                  (b) None of the Companies has been notified of any cancellation of or any refusal of any insurance coverage relating to its operations by any insurance carrier to which it has applied for insurance since its formation. Each Company is in compliance in all material respects with such insurance policies and has paid all outstanding premiums when and as due. Except as set forth on Schedule 3.11, there is no pending claim under any insurance policy to which any Company is an insured or beneficiary or any fact or circumstance reasonably likely to give rise to such a claim.

                  (c) The Seller and the Parent shall use their commercially reasonable efforts, and shall cause the Companies to use their commercially reasonable efforts, to keep such policies or substantially equivalent policies in full force and effect up to the Closing.

         SECTION 3.12 COMPLIANCE WITH LAW.

                  (a) Each of the Companies has been in compliance in all material respects with all (i) Environmental Laws, (ii) applicable telecommunications Laws, and (iii) material Legal Requirements. None of the Companies has received (A) any citations, notices of violations, complaints, consent orders (or amendments to or modifications of such orders), compliance schedules or other similar enforcement orders, or (B) any written notice in any form, including inspection reports, from any governmental entity or any other Person which in any case would indicate that there was not then or is not currently such compliance with all such Legal Requirements.

                  (b) Schedule 3.12(b) sets forth an accurate and complete list of all material Permits which are used or held by each Company in connection with the operation of its business and includes the expiration date and renewal status of all such Permits. Except as set forth on Schedule 3.12(b), (i) all material Permits of each Company are in full force and effect, (ii) any applications for renewal of any material Permit due prior to the Closing have been, or will be, timely filed prior to the Closing, (iii) no proceeding or other legal action to modify, suspend, revoke, withdraw, terminate or otherwise limit any such material Permit is pending or, to the knowledge of the Seller, the Parent and the Companies, threatened, (iv) each Company has made all payments required to be made under all material Permits, including, without limitation, in respect of any Licenses, and (v) no administrative or governmental actions have been taken or, to the knowledge of the Seller, the Parent and the Companies, threatened in connection with the expiration, continuance or renewal of such material Permits or Licenses which could affect the ability of the Companies to own any assets, to operate, use or maintain any assets or to conduct any of their operations in substantially the same manner in which such operations were conducted on the date hereof and immediately prior to and as of the date hereof.

         SECTION 3.13 LIABILITIES. None of the Companies has incurred any outstanding material obligation, debt or liability, fixed or contingent ("Liabilities"), that are not reflected on the Financial Statements, except obligations under Licenses or Contracts. No Company has incurred or will incur any Liability (including any Liability for Taxes) as a result of the Restructuring.

         SECTION 3.14 TAXES.

                  (a) The Companies have filed all federal, state, departmental, municipal and foreign Tax returns required by law to be filed by them other than such filings, the failure of which to have been made, would not be reasonably likely to have a material adverse effect on the business, operations, assets, prospects or condition of the respective Company. The provisions shown on the Financial Statements are adequate to reflect any material amount of unpaid Taxes of the Companies due or to become due with respect to fiscal periods ended on or before the date of the Financial Statements. As of the date hereof, to the Seller's and the Parent's knowledge, there is no claim or assessment pending against any of the Companies based on a failure to pay Taxes and no basis exists for any such claim.

                  (b) Neither the Seller, the Parent nor the Companies are aware of and, to the Seller's and the Parent's knowledge, there are no circumstances which, either by passage of time or issuance of an assessment binding on the Companies to pay any Tax or contribution, may give rise to any type of dispute with any Tax authority in relation to any Tax obligation or Liability.

                  (c) The Restructuring has not and will not result in any Taxes being owned or payable by any Company and has not caused and will not cause any negative Tax consequences for any Company.

         SECTION 3.15 DISPUTES. There is no suit, action, claim, arbitration or similar proceeding or investigation pending or, to the Seller's and the Parent's knowledge, threatened against any of the Companies (i) which, if adversely resolved, would be reasonably likely to have a material adverse effect on the assets, business, operations, prospects or condition (financial or otherwise) of any of the Companies, (ii) with respect to which there is a reasonable likelihood of a determination which would prevent the Seller and the Parent from consummating the sale of the Investments or the other transactions contemplated by this Agreement, (iii) which seeks to enjoin or obtain damages in respect of the consummation of the sale of the Investments or the other transactions contemplated by this Agreement or (iv) which seeks to revoke or amend any of the Licenses or License Applications. Neither the Seller, the Parent nor any of the Companies is a party to or is bound by any Judgment of any governmental authority, arbitrator or any other Person. No Company has compromised, settled or lost any arbitration or judicial or administrative proceeding.

         SECTION 3.16 CONTRACTS.

                  (a) Schedule 3.16(a) contains an accurate and complete list of all Contracts to which any Company is a party or by which any of such Company's assets or properties are bound or affected and which (i) involve the obligation (including contingent obligations) to pay by or to such Company amounts in excess of US$50,000 in the aggregate, (ii) are Contracts with any shareholder or member or any Affiliate of any shareholder or member, (iii) are Contracts with governmental entities, or (iv) were not entered into in the ordinary course of business of such Company.

                  (b) Except as set forth in Schedule 3.16(b), all Contracts are valid, binding and enforceable by such Company in accordance with their respective terms and such Company is not in default in any material respect under any of such Contracts nor, to the knowledge of the Seller and the Parent, is there any basis for any valid claim of default or violation under any Contract. To the knowledge of the Seller and the Parent and except as set forth on Schedule 3.16(b), no other party to any of such Contracts is in default in any material respect thereunder nor does there exist any event or condition, which upon the giving of notice or the lapse of time or both, would (i) constitute a default in any material respect or event of default thereunder or
(ii) entitle any other party thereto to terminate such Contract.

                  (c) Except as set forth on Schedule 3.16(c), no Company is a party to any Contract containing an undertaking on its part not to compete in any business, industry or geographical area.

                  (d) The Restructuring has not had and will not have any adverse impact on any of the Contracts set forth on Schedule 3.16(a) and has not and will not cause any default by any Company under such Contracts.

                  (e) Schedule 3.16(e) sets forth each of the technical services agreements and other Contracts which the Parent or its Affiliates, excluding the Companies, have entered into with any of the Companies (the "Related Party Agreements"). The Parent and the Seller agree that each of the Related Party Agreements shall, at the sole discretion of the Buyer, as of the Closing Date, either be terminated or transferred to a Person designated by the Buyer. The Buyer agrees to deliver termination or assignment instructions regarding each Related Party Agreement to the Parent and the Seller on or prior to the fifth day prior to the Closing Date.

                  (f) Each of the Uruguay MOU and the Colombia MOU was validly executed and delivered by the Parent, the Seller or the Company party thereto, and is in full force and effect. Except for the Uruguay MOU and the Colombia MOU, none of the Seller, the Parent nor any Company has any other arrangements or undertakings, whether written or oral, with the third parties who are parties to the Uruguay MOU and the Colombia MOU.

         SECTION 3.17 DEBT OBLIGATIONS AND COMMITMENTS.

                  (a) Except as set forth on the Financial Statements, no Company has any outstanding indebtedness nor has any Company given any guaranty, indemnity or security or otherwise agreed to become directly, indirectly or contingently liable for any obligation, debt, commitment or Liability of any other Person.

                  (b) Except for legal representatives of each of the Companies as set forth on Schedule 3.17(b), no Person has been granted any power, right or authority (whether pursuant to a power of attorney or otherwise) to bind or commit any of the Companies to any obligations or activities outside the ordinary course of business.

         SECTION 1.18 BROKERS AND FINDERS. None of the Seller, the Parent, the individuals set forth on Schedule 1, the Companies or any of their Affiliates has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

         SECTION 3.19 COLLECTIVE BARGAINING AGREEMENTS, EMPLOYMENT AGREEMENTS AND EMPLOYEE RELATIONS.

                  (a) Except as set forth on Schedule 3.19, the Companies do not have in effect any collective bargaining agreements or employment agreements which are not terminable at will in accordance with the Laws of the jurisdictions in which they operate. Except as set forth on Schedule 3.19, there are not, to the knowledge of the Parent and the Seller, disputes currently subject to any grievance procedure, arbitration or litigation under such collective bargaining agreements or employment agreements nor is there any default under any such agreements, by any Company, or to the knowledge of the Seller and the Parent, any other party thereto.

                  (b) Schedule 3.19 sets forth all employees and directors of each Company and their remuneration rates, applicable benefits and the applicable term of their employment.

                  (c) The Restructuring has not caused, and will not cause, any Company to have any obligation to pay severance or any other amount to any Person.

         SECTION 3.20 EMPLOYEE BENEFITS.

                  (a) No Company maintains or contributes to or has any Liability with respect to (i) any incentive, bonus, commission or deferred compensation or severance or termination pay plan, agreement or arrangement for the benefit of employees employed by it or any director, (ii) any pension, profit-sharing, stock purchase, stock option, group life insurance, hospitalization insurance, disability, retirement or any other employee benefit plan, agreement or arrangement, for the benefit of employees employed by it or any director or (iii) any fringe benefit plan, agreement or arrangement for the benefit of employees employed by it or any director (the items referred to in (i), (ii), and (iii) above are hereinafter referred to collectively as the "Plans" and individually as a "Plan").

                  (b) There are no scheduled or agreed-upon future increases of benefit levels for employees employed, and no increases in benefits have (i) been proposed by any Company for the benefit of their employees or any director,
(ii) been made the subject of representation or similar communication by any Company to their employees or directors or (iii) been requested or demanded by employees employed by any Company under circumstances which make it reasonable to expect that such increase will be granted.

                  (c) Each Company has made all requisite pension and other governmental and/or social security contributions on its own behalf and on behalf of its employees and is in compliance with all labor and social security obligations pursuant to the applicable Laws and Legal Requirements. Each Company has made all payments to its employees which are provided for under the applicable Laws and Legal Requirements.

                  (d) Since December 31, 1998, no senior level employee of any Company has been terminated or has resigned.

         SECTION 3.21 TRADEMARKS, PATENTS, TRADE NAMES, ETC.

                  (a) Schedule 3.21 contains a listing of all patents, know-how, trademarks, trade names, service marks, service names, copyrights and other intellectual or proprietary property used in the conduct of each Company's business (the "Trademark Rights"). None of the Seller, the Parent or the Companies has received any notice from any other Person challenging the right of any of them to use any such Trademark Rights owned or used by or licensed to any Company. Except as set forth on Schedule 3.21, the Seller, the Parent and the Companies have no knowledge that any Trademark Right is being infringed upon or appropriated by others, and none is subject to any outstanding Judgment affecting the scope of the free and unrestricted use by any Company or is used contrary to the provisions of any licensing or other agreement. The Seller, the Parent and the Companies have no knowledge that there are any geographic restrictions on the use by any Company of the Trademark Rights.

                  (b) The Companies have not entered into any agreement or arrangement for the provision or acquisition of any Trademark Rights; provided, however the Buyer acknowledges that it is not purchasing any of the Trademark Rights which include the word "Formus" pursuant to this Agreement and the Buyer agrees that the names of the Companies will be changed to remove the word "Formus" from such names as soon as practicable after the Closing.

         SECTION 3.22 CONSENTS. Except as set forth on Schedule 3.22, no consent, license, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, any governmental authority, agency, bureau or commission, or any other Person (a "Consent"), is required to be obtained or made by the Seller, the Parent or any individual set forth on Schedule 1, in connection with their execution, delivery, performance of this Agreement and enforceability of their respective obligations under this Agreement and the transactions contemplated hereby (including the Restructuring).

         SECTION 3.23 RECORDKEEPING COMPLIANCE. Except as set forth on Schedule 3.23, each Company has maintained its books and records and accounts in accordance with all applicable Legal Requirements, and all corporate and other documents required to be submitted to relevant federal, state, departmental and municipal authorities by such Company have been duly and punctually submitted and have been true and correct in all material respects.

         SECTION 3.24 CONDITION OF THE COMPANIES; OPERATION OF BUSINESS IN THE ORDINARY COURSE. All of the material equipment, buildings and other assets of the Companies used in connection with the operation of their businesses are in good, workmanlike condition and fit for use for their intended purpose, ordinary wear and tear excepted.

         SECTION 3.25 NO PENDING TRANSACTIONS. Except for this Agreement and except as set forth on Schedule 3.25, neither the Seller, the Parent nor any Company are parties to or bound by any agreement, negotiations, discussions, commitments or undertakings with respect to (i) the merger or consolidation of any Company with, or acquisition of all or substantially all of the property and assets of, any other Person, (ii) the sale, lease or exchange of all or substantially all of any Company's property and assets to any other Person or
(iii) the sale or issuance of any equity interests, membership interests or capital stock (or any rights convertible into such equity interests, membership interests or capital stock) of any Company.

         SECTION 3.26 Y2K COMPLIANCE. Each License Holding Company has taken steps to verify from vendors that in and following the Year 2000, (i) its computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the systems of such Company interface) will function properly. The cost to each Company of the reasonably foreseeable consequences of Year 2000 to such Company resulting from the failure of its systems cannot be reasonably expected to have a material adverse effect on the operations, assets, condition (financial or otherwise) or prospects of such Company.

         SECTION 3.27 SUBSIDIARIES. Except as set forth on Schedule 3.27, no Company owns any subsidiaries or owns or controls any shares, membership interests or securities of, or has any other proprietary interest in, or control of the management or policies of, any corporate entity.

         SECTION 3.28 FOREIGN CORRUPT PRACTICES ACT. The Seller and the Parent represent that (i) they have received a copy of the Foreign Corrupt Practices Act and understand its requirements, (ii) they have not taken any action which is or could be deemed to be a violation of the Foreign Corrupt Practices Act in respect of any Company; (iii) they are not aware of any action or conduct which could be deemed to be a violation of the Foreign Corrupt Practices Act in respect of any Company and (iv) none of them, or to their knowledge, their Affiliates, nor any of their managers, officers, directors, employees, shareholders, members, agents or representatives (including the managers, officers, directors, employees, shareholders, members, agents or representatives of their Affiliates) has offered, given, paid, authorized the payment of, or promised, directly or indirectly, any money, gift, promise or other thing of value to any Foreign Official (or to any other Person while knowing it will be offered, given or promised to a Foreign Official) for any purpose including, by way of example but not limitation, influencing any act or decision of such Person acting in their official capacity, inducing such Person to do or omit to do any action in violation of their lawful duty, inducing such Person to use their influence with the government of the Republic of Argentina, Bolivia, the Republic of Chile, the Republic of Colombia, the Republic of Peru or the Republic of Venezuela or any instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist any Company or their shareholders or members to obtain or retain business for or with, or in directing business to, any Person.

                                   ARTICLE 4.
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller as follows:

         SECTION 4.1 REPRESENTATIONS AND WARRANTIES CONTAINED IN THE SUBSCRIPTION AGREEMENT. Each of the representations and warranties made by the Buyer in the Subscription Agreement is hereby incorporated by reference herein.

                                   ARTICLE 5.
    CERTAIN COVENANTS AND AGREEMENTS OF THE SELLER, THE PARENT AND THE BUYER

         SECTION 5.1 ACCESS AND INFORMATION.

                  (a) The Seller and the Parent shall provide the Buyer and its representatives, after the date of execution of this Agreement, full access, during regular business hours and upon reasonable advance notice, to the books and records pertaining to the Companies, the Investments, the Licenses and the License Applications, and shall furnish, or cause to be furnished, to the Buyer any financial and operating data and other information with respect to the Companies, the Investments, the Licenses and the License Applications as the Buyer shall from time to time reasonably request. From the date hereof to the Closing Date, the Seller and the Parent shall use reasonable efforts to endeavor to keep the Buyer informed concerning any material changes that may occur affecting the Companies, the Investments, the Licenses or the License Applications.

                  (b) Any such information provided or obtained pursuant to this
Section 5.1 shall be held in the strictest confidence and, in the event the transactions contemplated by this Agreement are not consummated, shall be returned or destroyed (along with all copies thereof and notes, analysis, memoranda and other materials relating thereto prepared by or for the Buyer) in accordance with, and pursuant to, Section 8.3 of this Agreement.

         SECTION 5.2 CONDUCT OF BUSINESS. From the date hereof, and except as otherwise contemplated by this Agreement or consented to or approved by the Buyer in writing, the Seller and the Parent covenant and agree that they shall cause the Companies to operate their businesses only in the ordinary course of business and to preserve and maintain their properties, businesses and relationships with suppliers, customers, employees, agents and others having business dealings with them. Without limiting the generality of the foregoing, except as may be otherwise contemplated by this Agreement, during the period from the date of this Agreement to the Closing, without the prior written consent of the Buyer, the Seller and the Parent shall cause the Companies not to:

                  (a) create, incur or assume any debt, Liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise except as set forth on Schedule 5.2(a) and except for obligations under Contracts;

                  (b) assume, guarantee, endorse or otherwise become responsible (whether directly, contingently or otherwise) for the obligations of, or make any loans or advances to, any other Person except as set forth on Schedule 5.2(a);

                  (c) waive or release any rights of material value relating to their businesses (including, without limitation, any rights relating to the Licenses or the License Applications), or to cancel, compromise, release or assign any indebtedness owed to them;

                  (d) transfer, sell or otherwise convey any assets having a value in the aggregate in excess of US$100,000;

                  (e) mortgage, pledge or subject to any Encumbrance any of their assets or properties (including the Licenses) or in any way create or consent to the creation of any title condition affecting any of their assets or properties except as set forth on Schedule 5.2(a);

                  (f) with respect to their directors, legal representatives, consultants or officers:

                           (i) increase the rate of terms of compensation
payable or to become payable to any of them,

                           (ii) pay or agree to pay any pension, retirement
allowance or other employee benefit except as required by applicable Law,

                           (iii) commit themselves to any pension, profit
sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or

                           (iv) enter into any employment or severance agreement
with or for the benefit of them;

                  (g) enter into or voluntarily terminate any lease with an aggregate value in excess of US$20,000, or make any material change in any existing lease;

                  (h) enter into any employment agreement, explicit or implied, with or for any Person with a value in excess of US$100,000;

                  (i) make or become obligated to make any capital expenditures (for equipment or otherwise) in excess of US$10,000 or enter into any commitments therefor except as set forth on Schedule 5.2(i);

                  (j) make any material alteration in the manner of keeping the books, accounts or records, or in the accounting practices therein reflected, except as required by Legal Requirements or GAAP;

                  (k) (i) change or amend their constituent documents, (ii) issue any shares of their capital stock, or issue or sell any securities convertible into or exchangeable for or carrying the right to, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of their capital stock or enter into any agreement obligating them to do any of the foregoing or (iii) pay or declare any dividends or make, pay or declare any other distribution with respect to their capital stock;

                  (l) enter into any Contract with a value in excess of US$100,000 individually or US$1,000,000 in the aggregate except for site leases entered into by TMC in the ordinary course of business; and

                  (m) agree to take any of the foregoing actions.

         SECTION 5.3 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of accountants and attorneys) shall be paid (i) by the Seller and/or the Parent, if such costs or expenses are incurred by or on behalf of the Seller, the Parent or any Company, and (ii) by the Buyer, if such costs or expenses are incurred by or on behalf of the Buyer.

         SECTION 5.4 STAMP TAXES, DUTIES, ETC. All sales, transfer, filing, recordation and similar taxes and fees (including all transfer taxes and conveyance and recording fees, if any), and all stamp taxes, registration taxes, duties or other charges arising from the sale and transfer of the Investments shall be borne equally by the Seller and the Parent, on the one hand, and the Buyer, on the other hand.

         SECTION 5.5 REASONABLE EFFORTS. Subject to the terms and conditions herein provided, the Buyer, the Seller and the Parent agree to use their respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law and Legal Requirements to consummate and make effective the transactions contemplated by this Agreement including, but not limited to, changing the names of the Companies to remove the name "Formus" as soon as practicable after the Closing. The Buyer, the Seller, the Parent and the Companies shall use their reasonable efforts to obtain Consents, waivers and clearances of all third parties and governmental or regulatory authorities necessary or advisable to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Buyer, the Companies, the Seller and the Parent, as the case may be, shall execute and deliver any further instruments or documents and take all such necessary action that may reasonably be requested of them without any further consideration except as provided herein, except that any such action taken after the Closing shall be at the expense of the Buyer.

         SECTION 5.6 CERTAIN NOTIFICATIONS. At all times prior to the Closing Date, the Buyer shall promptly notify the Seller and the Seller and the Parent shall promptly notify the Buyer in writing of the occurrence of any event that to their knowledge will or may result in the failure to satisfy the conditions contained in Article 6 of this Agreement.

         SECTION 5.7 ACQUISITION PROPOSALS. From and after the date hereof to the earlier of the Closing or the termination of this Agreement, neither the Seller or the Parent nor any of their respective employees, agents, consultants and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Seller or the Parent) shall initiate or solicit, directly or indirectly, any inquiries for the making of any proposal by any Person other than the Buyer with respect to (i) any sale of capital stock or membership interests in or assets of the Companies, (ii) the merger, consolidation, reorganization, recapitalization or similar transaction involving the Companies, (iii) any sale, license or lease of the Licenses or the License Applications, and (iv) any other transaction that may be inconsistent with or that may have an adverse effect upon any of the transactions contemplated by this Agreement. The Seller and the Parent shall use their best efforts to inform their respective employees, agents, consultants and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Seller or the Parent) to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than the Buyer with respect to the matters referred to in the preceding sentence.

         SECTION 5.8 CONTINUED ASSISTANCE. The Seller and the Parent agree that following the Closing they shall take all actions reasonably necessary, including without limitation the items set forth on Schedule 5.8, to assist the Buyer and the Companies, at Buyer's expense, with (i) maintaining the Licenses in good standing and in compliance with applicable Laws and Legal Requirements and (ii) securing licenses contemplated by the License Applications in compliance with applicable Laws and Legal Requirements.

         SECTION 5.9 THE SELLER'S AND THE PARENT'S COVENANTS NOT TO COMPETE.

                  (a) The Seller and the Parent hereby covenant and agree on their own behalf and on behalf of their majority-owned subsidiaries that, for a period of 3 years from the Closing Date, the Buyer shall be their sole investment vehicle for all Telecommunications Opportunities in Latin America and that they will not invest in or otherwise participate in any other entity engaged in any Telecommunications Opportunity in Latin America during such 3 year period. The agreement of the Seller, the Parent and their majority-owned subsidiaries contained in this Section 5.9(a) shall not prohibit the Seller, the Parent or their Affiliates from investing in or holding shares or other equity interests in any publicly traded corporation engaged in Telecommunications Opportunities in Latin America so long as such investment or holding does not exceed 5% of the outstanding shares or equity interests of such corporation.

                  (b) Because the remedy at law for any breach of the provisions of this Section 5.9(a) would be inadequate, the Seller and the Parent consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that any breach or threatened breach of such provisions may be effectively restrained.

                  (c) It is the intention of the parties hereto that the provisions of this Section 5.9(a) be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if any provisions of this Section 5.9(a) shall be determined to be invalid or unenforceable, either in whole or in part, this Section 5.9(a) shall be deemed amended to delete or modify, as necessary, the offending provision in order to render this
Section 5.9(a) valid and enforceable, such amendment to apply only with respect to the operation of this Section 5.9(a) in the particular jurisdiction in which such determination is made.

                  (d) The agreements and covenants set forth in this Section 5.9(a) are in addition to any rights that the Buyer may have in law or at equity.

         SECTION 5.10 REVISED SCHEDULES. The Seller and the Buyer shall each have the right to deliver to the other party, at least two Business Days prior to the Closing Date, revised schedules to the representations and warranties set forth in Sections 3 and 4 and in the Subscription Agreement, as applicable, to reflect any matters which have occurred from and after the date of this Agreement, which, if existing on the date of this Agreement, would have resulted in a disclosure or exception with regard to any such representation or warranty. If such matters alone or in the aggregate have, or may reasonably be expected to have, a material adverse effect, the party to whom the revised schedule was delivered shall have the right to terminate this Agreement or to propose an adjustment in the consideration set forth in Section 2.2 of this Agreement. If the other party does not agree to such adjustment, the Agreement may be terminated by the party who proposed such adjustment.

         SECTION 5.11 COMPANY FUNDING. From the date hereof until the Closing Date, the Seller and the Parent shall contribute to the Companies, in proportion to their ownership interests in such Companies, the funds necessary for the operation of the Companies in accordance with those obligations under any shareholders agreements or operating agreements relating to the Companies in order to protect its ownership percentage in each Company from dilution. Any such contributions which are duly made and documented in form reasonably satisfactory to the Buyer shall be credited towards the payment of the Cash Contribution and shall also increase the value of the Investment Contribution.

                                   ARTICLE 6.
                       CONDITIONS TO THE PURCHASE AND SALE

         SECTION 6.1 CONDITIONS TO THE PURCHASE AND SALE RELATING TO THE BUYER. The obligation of the Buyer to consummate the transactions contemplated hereby at the Closing as contemplated by this Agreement shall be subject to the satisfaction of or waiver in writing by the Buyer on or prior to the Closing of each of the following conditions (transactions contemplated by this Agreement and the Subscription Agreement and consummated on the Closing Date shall all be deemed to occur simultaneously):

                  (a) Each of the representations and warranties of the Seller and the Parent contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date; except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; each of the covenants and agreements of the Seller and the Parent to be performed on or prior to the Closing Date shall have been performed in all material respects;

                  (b) No applicable Legal Requirement or Judgment of or in any court or tribunal of competent jurisdiction shall be in effect that prohibits the Buyer from consummating the transactions contemplated hereby;

                  (c) All Consents of any governmental or regulatory authority or any other Persons, the granting of which is required or appropriate for the consummation of the transactions contemplated hereby, shall have been obtained;

                  (d) The Seller shall have delivered to the Buyer, in form reasonably acceptable to the Buyer and in proper form for recording when appropriate, such deeds, assignments and other good and sufficient instruments of transfer, conveying and transferring to the Buyer the right, title and interest in and to the Investments and the appropriate recordations affecting such transfer shall have been made in the books and records of each of the Companies;

                  (e) Since January 1, 1999, there shall have been no material adverse change in the Investments or the business, operations, prospects or condition (financial or otherwise) of the Companies;

                  (f) None of the Companies shall be in breach of any Contract with any governmental entity and each of the Licenses shall be in good standing and in full force and effect;

                  (g) The Buyer shall have received the Financial Statements for each of the Companies;

                  (h) The Laws and Legal Requirements set forth in Schedule 3.3(a) shall have been complied with;

                  (i) The Buyer shall have appointed members to the board of directors of each of the Companies and the members appointed by the Seller shall have resigned;

                  (j) The board of directors of the Buyer shall have approved the acquisition of the Investments and the Cash Contribution and the consummation of the other transactions contemplated by this Agreement and the Subscription Agreement by no later than August 31, 1999;

                  (k) the Buyer, the Buyer's stockholders and the Parent shall have entered into an investors agreement in substantially the form attached hereto as Exhibit B (the "Investors Agreement");

                  (l) the Buyer shall have received the books and records of each of the Companies;

                  (m) the Parent and the Buyer shall have executed an LMDS technical assistance agreement in substantially the form attached hereto as Exhibit C (the "Technical Assistance Agreement"); and

                  (n) the Buyer shall have received a certified schedule of the contributions by the Seller and/or the Parent made in accordance with Section
5.11 hereof through the Closing Date.

         SECTION 6.2 CONDITIONS TO THE PURCHASE AND SALE RELATING TO THE SELLER. The obligations of the Seller to consummate the transactions contemplated hereby at the Closing as contemplated by this Agreement shall be subject to the satisfaction of or waiver in writing by the Seller on or prior to the Closing Date of each of the following conditions:

                  (a) Each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and each of the covenants and agreements of the Buyer to be performed on or prior to the Closing Date shall have been performed in all material respects;

                  (b) No applicable Legal Requirement or Judgment of or in any court or tribunal of competent jurisdiction shall be in effect that prohibits the Seller from consummating the transactions contemplated hereby;

                  (c) All Consents of any governmental or regulatory authority or any other Person, the granting of which is required or appropriate for the consummation of the transactions contemplated hereby shall have been obtained;

                  (d) The Seller's and the Parent's boards of directors shall have considered and approved the transactions contemplated by this Agreement by no later than August 31, 1999;

                  (e) The Seller, the Seller's stockholders and the Buyer or the Parent, as the case may be, shall have entered into the Investors Agreement;

                  (f) The Parent and the Seller shall have executed the Technical Assistance Agreement;

                  (g) Since January 1, 1999, there shall have been no material adverse change in the business, operations, prospects or condition (financial or otherwise) of the Buyer;

                  (h) None of the Buyer or its subsidiaries shall be in breach of any Contract with any governmental entity and each of the Licenses (as defined in the Subscription Agreement) shall be in good standing and in full force and effect;

                  (i) The Seller shall have received the Financial Statements (as defined in the Subscription Agreement) for each of the Companies (as defined in the Subscription Agreement); and

                                   ARTICLE 7.
                              AMENDMENT AND WAIVER

         SECTION 7.1 AMENDMENT AND MODIFICATION. This Agreement and any of the terms contained herein may only be amended by an amendment set forth in writing and executed by the Buyer, the Seller and the Parent.

         SECTION 7.2 WAIVER. At any time prior to the Closing either the Seller, on the one hand, or the Buyer, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, or
(iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing by the party granting the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

                                   ARTICLE 8.
                                   TERMINATION

         SECTION 8.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by written agreement of the Buyer, on the one hand, and the Seller and the Parent, on the other hand;

                  (b) by either the Buyer or the Seller by giving ten (10) days' advance written notice of such termination to the other party if a final, nonappealable Judgment has been entered against the Buyer, the Seller, the Parent or any of the Companies restraining, prohibiting or declaring illegal the purchase of the Investments contemplated herein; or

                  (c) by any of the Seller, the Parent or the Buyer, if the Closing does not occur by September 30, 1999.

         SECTION 8.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to the provisions of this Article 8, the provisions set forth in Sections 5.1(b), 5.3, 8.2, 8.3, 10.2, 10.8, 10.9, 10.10, 10.11, 10.13 and 10.14
shall survive any such termination, provided, that termination pursuant to
Section 8.1(b) shall not relieve the defaulting or breaching party hereunder from any Liability to the other party hereto resulting from the default or breach hereunder of such defaulting or breaching party occurring prior to the date of termination.

         SECTION 8.3 RETURN OF INFORMATION. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, the Buyer, on the one hand, and the Seller and the Parent, on the other hand, shall upon request from the other, promptly destroy or return to the other party, all books, records and documents (including all copies, if any, thereof) furnished by the other party or any of such party's respective agents, employees, or representatives.

                                   ARTICLE 9.
                                 INDEMNIFICATION

           SECTION 9.1 INDEMNIFICATION BY THE SELLER AND THE PARENT.

                  (a) The Seller and the Parent shall, jointly and severally, indemnify and hold the Buyer harmless from and against any and all damages (excluding consequential damages), losses, liabilities, actions, claims or expenses, including reasonable attorneys' fees ("Damages"), resulting from any breach of a representation, warranty or covenant made by the Seller or the Parent hereunder or by the Parent pursuant to the Subscription Agreement. Subject to Section 9.1(b), the Seller and the Parent shall not have any liability under the prior sentence unless and until the aggregate amount of all Damages relating thereto exceeds $100,000 (the "Deductible"). Subject to Section 9.1(b), the Seller and the Parent shall only be liable for Damages in excess of the Deductible and the maximum liability of the Seller and the Parent for Damages under this Agreement and the Subscription Agreement shall not exceed the amount of the Investment Contribution established as of the Closing Date.

                  (b) Furthermore, the Seller and the Parent shall, jointly and severally, indemnify and hold the Buyer harmless from and against any and all Damages resulting from (i) any breach of, non-compliance with the terms of or violation of the License owned by Argentina SA prior to the Closing Date (a "License Breach") or (ii) any Liability for Taxes owed by Argentina SA relating to the period prior to the Closing Date. The Deductible shall not apply to any Damages arising from any claim for indemnification by the Buyer pursuant to this
Section 9.1(b) and the maximum liability of the Parent and Seller for Damages arising from any claim for indemnification by the Buyer pursuant to this Section 9.1(b) shall not exceed US$10,000,000. The obligations of the Seller and the Parent pursuant to subclause 9.1(b)(i) shall be conditioned upon the Buyer (A) having given written notice to the Seller and the Parent promptly upon being made aware of an alleged License Breach in accordance with Sections 9.3 and 9.4 hereof, (B) using reasonable care and commercially reasonable efforts to cure such alleged License Breach (if curable by the Buyer or its Affiliates) and/or mitigating any damages caused by such alleged License Breach and (C) cooperating with and allowing the Seller and the Parent to participate fully with the Buyer to cure and/or mitigate such alleged License Breach in accordance with Sections
9.3 and 9.4 hereof.

         SECTION 9.2 INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify and hold the Seller and the Parent harmless from and against any and all Damages resulting from any breach of a representation, warranty or covenant made by the Buyer hereunder or pursuant to the Subscription Agreement. The Buyer shall not have any liability under this Section 9.2 unless and until the aggregate amount of all Damages relating thereto exceeds the Deductible and then the Buyer shall only be liable for Damages in excess of the Deductible. Notwithstanding the foregoing, the maximum liability of the Buyer for Damages under this Agreement and the Subscription Agreement shall not exceed the amount of the Cash Contribution established as of the Closing Date.

         SECTION 9.3 CLAIMS. Any party claiming a right to indemnification under
Section 9.1 or 9.2 of this Agreement, respectively (an "Indemnified Party"), shall give prompt written notice to the other party (the "Indemnifying Party") of (i) the incurrence of Damages or (ii) the institution of any legal actions, third party audits, third party investigations, suits or proceedings, each, in connection with which the Indemnified Party would be entitled to claim indemnification from the Indemnifying Party under Section 9.1 or 9.2 of this Agreement (respectively, "Indemnifiable Claims"), which written notice shall set forth the nature of the Indemnifiable Claim, the factual basis therefor and shall reference this Section 9.3.

         SECTION 9.4 THIRD PARTY CLAIMS. The respective obligations and liabilities of the Buyer and the Seller and the Parent regarding any Indemnifiable Claims resulting from claims made by third parties ("Third Party Claims") shall be subject to the following terms and conditions: The

Indemnified Party shall give the Indemnifying Party prompt written notice of any Third Party Claims. If the Indemnified Party fails to give such prompt notice to the Indemnifying Party, the Indemnified Party shall not forfeit its Third Party Claims except to the extent that the Indemnifying Party has been prejudiced thereby. Upon notice from the Indemnified Party, the Indemnifying Party may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, in which the outcome would give rise to a claim for indemnification hereunder, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof. The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any such Third Party Claims within ten (10) Business Days after the date of receipt of the Indemnified Party's notice in respect of such Third Party Claims. No compromise or settlement in respect of any Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party's prior consent (which consent shall not be unreasonably withheld). The Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior consent (which consent shall not be unreasonably withheld). If an Indemnifying Party does not, within ten (10) Business Days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claims, the Indemnifying Party shall be deemed to have waived its rights to control the defense thereof; provided, that the Indemnifying Party shall be entitled to participate, at its own cost and expense, in the defense of such Third Party Claims and the Indemnified Party shall fully cooperate with the Indemnifying Party in respect of the defense of such Third Party Claims. In the event that the Indemnifying Party assumes the defense of any Third Party Claims, it shall not be responsible or liable for any further costs or expenses of legal counsel incurred by the Indemnified Party in connection with the defense thereof unless agreed to in advance by such Indemnifying Party. If the Indemnified Party assumes the defense of any Third Party Claim in accordance with this Section 9.4, the Indemnifying Party shall pay all reasonable costs and expenses of such defense.


                                   ARTICLE 10.
                                  MISCELLANEOUS

         SECTION 10.1 SURVIVAL

                  (a) The representations and warranties made by the parties each to the other in or pursuant to this Agreement shall survive and expire on the occurrence of the date that is twelve months after the Closing Date and shall cease to be of any further force or effect thereafter, except with respect to and to the extent of any claims with respect to which written notice specifying, in reasonable detail, the nature and amount of claims has been given by either of the Buyer to the Seller and the Parent or by the Seller and the Parent to the Buyer prior to such expiration and except for the representations and warranties set forth in Sections 3.3(a), 3.9, 3.10 and 3.14, which shall survive until the expiration of the applicable statue of limitations.

                  (b) The covenants made by the parties each to the other in or pursuant to this Agreement shall survive indefinitely and shall expire in accordance with the applicable statute of limitations, except to the extent any such covenant specifically terminates earlier than such time.

         SECTION 10.2 PUBLIC DISCLOSURE. Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with applicable Law or except as a party considers it appropriate under applicable securities laws based on written advice of counsel, no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance and in writing by all parties hereto and, except that the parties may, with prior notice to the other parties, provide information about this Agreement and the transactions contemplated hereby to potential investors, lenders and their representatives. The Seller, the Parent and the Buyer agree that any public announcement required by applicable Law shall only be made after reasonable notice to the other party or parties.

         SECTION 10.3 ASSIGNMENT. Except as provided in the following sentence, or except with the prior written consent of the other parties hereto, this Agreement may not be assigned by any party hereto, and any such assignment shall be void and of no force or effect. Upon five (5) Business Days' prior written notice to the Seller, the Buyer may assign, without the prior written consent of the Seller, its rights under this Agreement, in whole or in part to any majority owned subsidiary of the Buyer provided that Buyer shall remain subject to all of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of successors of the parties hereto.

         SECTION 10.4 ENTIRE AGREEMENT. This Agreement, together with the Subscription Agreement and the Schedules and Exhibits attached hereto, (a) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to and shall not be construed to confer upon any Persons other than the parties hereto any rights or remedies hereunder.

         SECTION 10.5 COUNTERPARTS; FACSIMILE. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. This Agreement may be executed and delivered via facsimile.

         SECTION 10.6 SECTION HEADINGS. The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 10.7 NOTICES. All notices hereunder shall be deemed given by a party hereto if in writing and delivered personally or by facsimile transmission or by registered or certified mail (return receipt requested) to the other party at the following address for such party (or at such other address as shall be specified by like notice):

if to the Seller, to:

         Formus Communications, Inc.
         720 S. Colorado Blvd., Suite 600 North
         Denver, CO 80246
         Facsimile: (303) 504-3201
         Attention: Chief Financial Officer
         Attention: General Counsel

         Formus International, Inc.
         720 S. Colorado Blvd., Suite 600 North
         Denver, CO 80246
         Facsimile: (303) 504-3201
         Attention: Chief Financial Officer

         with copies to:

         Holme Roberts & Owen LLP
         1700 Lincoln, Suite 4200
         Denver, CO  80203
         Facsimile: (303) 866-0200
         Attention: W. Dean Salter, Esq.

         if to the Buyer, to:

         VeloCom Inc.
         Suite 710
         6400 South Fiddlers Green Circle
         Englewood, CO 80111
         Facsimile: (303) 874-1125
         Attention: Michael S. Quinn

with a copy to:

         Holland & Hart LLP
         555 Seventeenth Street, Suite 3200
         Denver, Colorado  80202
         Facsimile: (303) 295-8261
         Attention: Billi R. McCullough

         Any notice given by mail or facsimile transmission shall be effective when received.

         SECTION 10.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

         SECTION 10.9 CONSENT TO ARBITRATION.

                  (a) Nature of the Dispute. Any dispute between the parties to this Agreement arising out of or relating to this Agreement, including, without limitation, the interpretation of any provision of this Agreement or the breach, termination or invalidity of this Agreement (a "Dispute") shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any Dispute may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court.

                  (b) Rules of Arbitration. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC") as in effect on the date of this Agreement (the "ICC Rules"), except to the extent that the ICC Rules conflict with the provisions of this
Section 10.9, in which event the provisions of this Section 10.9 shall control.

                  (c) Arbitration Procedure. The arbitral tribunal shall consist of three (3) arbitrators, each of whom shall be bilingual in English and Spanish but each of whom shall have English as their first language. The parties to this Agreement agree that the choice of arbitrators shall be as follows:

                           (i) If there are only two parties to a Dispute, one
(1) arbitrator shall be appointed by each party and the third shall be selected by the two party-appointed arbitrators or, failing agreement, by the ICC, in accordance with the ICC Rules.

                           (ii) If there are more than two parties to a Dispute,
then the three (3) arbitrators shall be appointed by the parties to the Dispute in accordance with the ICC Rules established for the appointment of a sole arbitrator. If the parties are not able to agree on all three arbitrators then the ICC shall appoint the remaining one, two or three arbitrators.

                  (d) Location; Language. The arbitration shall be conducted in Denver, Colorado and shall be conducted in English.

                  (e) Consolidation. In order to facilitate the comprehensive resolution of related disputes, and upon request by any party to the arbitration proceeding, the arbitration panel may at any time before the first oral hearing of evidence consolidate the arbitration proceeding with any other arbitration proceeding between any of the parties to this Agreement. The arbitrators shall not determine to consolidate such arbitration unless they determine that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings and (ii) no party to this Agreement would be prejudiced as a result of such consolidation through undue delay or otherwise. In the case of a consolidated proceeding involving more than two parties to this Agreement, the arbitrators shall be selected in accordance with Section 10.9(c)(ii).

                  (f) Binding Decision and Award. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties to this Agreement hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties to this Agreement agree that any party to this Agreement may need to obtain interim injunctive relief from a court. Therefore, a request for interim injunctive relief by a party to a court, whether before, during or after the arbitration proceedings have been initiated in accordance with the ICC Rules, shall not be deemed incompatible with, or a waiver of, any provisions of this section. In addition to the authority conferred on the arbitration tribunal by the ICC Rules, the arbitration tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may be deem just and equitable. The parties to this Agreement agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

                  (g) Miscellaneous. At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of an opposing party. No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the Dispute otherwise agree in writing or except under extraordinary circumstances where the arbitrators determine that the interests of justice require a different procedure. Without in any way limiting the foregoing and notwithstanding anything herein to the contrary, the parties to this Agreement may, upon the prior written consent of all parties to a Dispute, submit any Dispute to an expert acceptable to all such parties for consideration and advice. Each party to this Agreement agrees, in the event such submission is made, to reasonably consider the advice of such expert in connection with such Dispute.

                  (h) Costs. The fees and expenses of the arbitrators and the arbitration proceeding shall be split by the parties to the arbitration. Each party shall bear its own costs and expenses in connection with any arbitration proceeding, with the exception of fees and costs associated with the use of a translator, to the extent necessary, which shall be borne equally amongst the parties.

         SECTION 10.10 WAIVER OF JURY TRIAL. Each party to this Agreement hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

         SECTION 10.11 ILLEGALITY. In case any provision in this Agreement shall be invalid, illegal or unenforceable, to the extent permitted by applicable Law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 10.12 KNOWLEDGE. For purposes of this Agreement, the terms "knowledge" or "know" with respect to the Seller, the Parent or the Companies (except TMC) shall mean (i) the actual knowledge of the Seller, the Parent or the Companies (except TMC), respectively, after reasonable inquiry directed to the employees and the consultants of the Seller, the Parent or the Companies (except TMC) who, by virtue of his or her position or otherwise, could reasonably be expected to be well-informed as to the subject matter of the inquiry and (ii) the constructive knowledge of the Seller, the Parent or the Companies (except TMC), respectively, based on reasonable inquires that similarly situated individuals would undertake in similar positions. For purposes of this Agreement, any statements relating to TMC in this Agreement are made on the basis of the actual knowledge of the Seller and the Parent only. The previous sentence is also true as to any statements made using the defined term "Companies," as such statements are made about TMC, since this defined term includes TMC.

         SECTION 10.13 NO THIRD PARTY BENEFICIARIES. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

         SECTION 10.14 CONSTRUCTION AND REPRESENTATION BY COUNSEL. The parties hereto represent that in the negotiation and drafting of this Agreement they have been represented by and relied upon the advice of counsel of their choice.

         SECTION 10.15 ENGLISH LANGUAGE CONTROLLING. This Agreement shall be executed in the English language, which shall control the rights, responsibilities and obligations of the parties.

            *********************************************************

         IN WITNESS WHEREOF, this Agreement has been signed, on behalf of each of the parties hereto as of the date first above written.


BUYER

VELOCOM INC.


By:
   ---------------------------------------
   Name:
        ----------------------------------
   Title:
         ---------------------------------

SELLER

FORMUS INTERNATIONAL, INC.


By:
   ---------------------------------------
   Name:
        ----------------------------------
   Title:
         ---------------------------------

PARENT

FORMUS COMMUNICATIONS, INC.


By:
   ---------------------------------------
   Name:
        ----------------------------------
   Title:
         ---------------------------------

                                    EXHIBIT A

                             SUBSCRIPTION AGREEMENT

                                    EXHIBIT B

                               INVESTORS AGREEMENT

                                    EXHIBIT C

                         TECHNICAL ASSISTANCE AGREEMENT